Exhibit 10.1
TRANSITION AGREEMENT WITH GENERAL RELEASE
AND INDEPENDENT CONTRACTOR CONSULTANT ENGAGEMENT

This Transition Agreement with General Release and Independent Contractor Consultant Engagement (this “Agreement”) is entered into by and between 1st Mariner Bancorp and 1st Mariner Bank (jointly and/or individually, “1st Mariner” or the “Bank”), as the party of the first part, and Joseph A. Cicero (“Cicero”), as the party of the second part (collectively, the “Parties”), for the purpose of setting forth mutual promises regarding Cicero’s leaving 1st Mariner employment  for retirement and to resolve any and all potential and/or actual disputes and issues that Cicero may have with respect to 1st Mariner.  In consideration of the mutual undertakings and agreements set forth herein, as well as other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, 1st Mariner and Cicero agree as follows:

1.           Termination of Employment and Subsequent Independent Contractor Consulting Agreement.

1.1.           By mutual agreement of the Parties, Cicero’s employment with 1st Mariner Bancorp, 1st Mariner Bank and any and all of their affiliates shall terminate on, and his last day of active employment shall be, May 22, 2009.  Any disability or long term care insurance enjoyed by Cicero as an employee will terminate on May 22, 2009. The termination, continuation and/or conversion of any life insurance benefits enjoyed by Cicero as an employee shall be governed by the terms of such benefit plans. Any health insurance benefit coverage Cicero and/or his covered dependents had shall terminate on May 31, 2009.  Cicero and his dependents will be financially responsible for any health insurance continuation or conversion coverage after May 31, 2009, except as specifically provided for otherwise below.

1.2.           However, after four (4) copies of this Agreement signed by Cicero have been returned to and received by Lorraine Ash, Bank Vice President of Human Resources, and upon this Agreement becoming effective as provided by Paragraph 4 below, Cicero shall be engaged in a consulting status with 1st Mariner through December 31,  2009, during which time Cicero will be an independent contractor and will be entitled to receive and retain fees provided by Paragraph 2.1 below for the performance of his consultant obligations pursuant to this Paragraph.  It is anticipated that Cicero shall focus his consulting efforts on 1st Mariner’s regulatory relations as the Bank works to maintain compliance with various regulatory matters.  Nevertheless, Cicero shall perform any other additional duties that 1st Mariner may assign to him from time to time.  During this consulting  period, Cicero will  provide his full and complete cooperation to 1st Mariner; hold himself reasonably available, for up to an average of 40 hours per month, at times to be determined by the Bank; respond competently and effectively with information, counsel and advice, to requests for such from 1st Mariner’s representatives  and devote his time, attention, skill and energy to the professional performance of such duties as are requested of him by 1st Mariner or its officers.  Furthermore, Cicero agrees that to perform these consulting duties, he will come to 1st Mariner’s offices when requested by 1st Mariner on an as needed basis; be available by telephone and e-mail to 1st Mariner representatives on the same basis; and/or from time to time, attend meetings or activities at 1st Mariner’s offices or elsewhere, upon 1st Mariner’s request.

1.3.           Assuming Cicero works for the Bank through May 22, 2009, Cicero will receive his regular salary at the level last received as an employee, pro rata, less lawful deductions, including for state and federal withholding and employment taxes, through that date.  Cicero expressly acknowledges that he is not eligible to receive any further employment compensation, and that when he has received the payment for the aforementioned regular salary, he will have received all monies owed to him from 1st Mariner for any type of employment compensation, including, without limitation, for any leave benefits, or for any salary, bonuses, commissions or incentive pay.

1.4.           Cicero shall resign any and all positions that he holds on any boards of directors, including any committees thereof, of 1st Mariner Bancorp and any of its subsidiaries or affiliates, effective immediately.  Cicero shall accomplish such resignations by submitting a written letter of resignation to each board of which he is a director concurrently with his execution of this Agreement, stating clearly his intent to resign effective immediately.  Cicero acknowledges that he received no compensation for serving on any such boards of directors or their committees, and thus, he is owed no compensation or other moneys related to his service thereon.  Moreover, Cicero covenants and agrees that he will not, at any time hereafter, hold or attempt to hold a position on any boards of directors, including any committees thereof, of 1st Mariner Bancorp or any of its subsidiaries or affiliates.

1.5.           Cicero covenants and agrees that he shall not, at any time hereafter, whether as a proprietor, stockholder, partner, officer, director, employee, consultant or in any other manner or capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), become interested in,  provide assistance or support to, or otherwise become associated with, any individual, enterprise, entity, business venture or any combination of such, that has purchased or obtained beneficial ownership of or over or is planning or attempting to purchase or obtain beneficial ownership of or over, individually or as part of a group, a Controlling Interest in the outstanding stock of 1st Mariner Bancorp or any of its subsidiaries or affiliates.  Any individual, enterprise, entity, business venture or any combination of such will be deemed part of such a group to the extent there is a formal or informal agreement to act together for the purpose of acquiring, holding, voting or disposing of the stock of 1st Mariner Bancorp or any of its subsidiaries or affiliates.

For the purposes of this Agreement, a “Controlling Interest” shall be defined, for 1st Mariner Bancorp and each of its subsidiaries or affiliates, as five percent (5%) beneficial ownership in the outstanding stock of the entity or, to the extent the entity is publicly held, the lesser of a five percent (5%) beneficial ownership in the outstanding stock of the entity or a level of beneficial ownership that would subject Cicero or any enterprise, entity, business venture or any combination of such with which Cicero is associated, either individually or as a member of a group, to the beneficial ownership reporting requirements of the Securities Exchange Act of 1934.

In the event Cicero becomes associated with any individual, enterprise, entity, business venture or any combination of such which thereafter purchases or obtains beneficial ownership of or over, or attempts to purchase or obtain beneficial ownership of or over such a Controlling Interest in such stock, individually or as part of a group, Cicero shall immediately terminate his involvement with and otherwise divest himself of all interest in the activities of that individual, enterprise, entity, venture or combination thereof.  Moreover, Cicero covenants and agrees that he shall not, at any time hereafter, directly or indirectly, obtain a beneficial ownership (as defined by Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934) in more than five percent (5%) of the outstanding stock in 1st Mariner Bancorp or any of its subsidiaries or affiliates.

In addition, Cicero covenants and agrees that he shall not, at any time hereafter, directly or indirectly, whether as a proprietor, stockholder, partner, officer, director, employee, consultant or in any other manner or capacity whatsoever, take any actions, regardless of Cicero’s beneficial ownership in 1st Mariner Bancorp outstanding stock or any of its subsidiaries or affiliates, having the purpose or effect of changing or influencing the control of 1st Mariner Bancorp or any of its subsidiaries or affiliates.  In the event Cicero becomes associated with any individual, enterprise, entity, business venture or any combination of such which thereafter takes any action having the purpose or effect of changing or influencing the control of 1st Mariner Bancorp or any of its subsidiaries or affiliates, individually or as a group, Cicero shall immediately terminate his involvement with and otherwise divest himself of all interest in the activities of that individual, enterprise, entity, venture or combination thereof.

2.           Independent Consultant Compensation and Transition Payments.

2.1.           After four (4) copies of this Agreement signed by Cicero have been returned to and received by Lorraine Ash, Bank Vice President of Human Resources, and upon this Agreement becoming effective as provided in Paragraph 4 below, and so long as Cicero complies with the terms of this Agreement, 1st Mariner shall pay to Cicero, as compensation for his independent contractor consultant services, for the period beginning on May 23, 2009 through December 31, 2009, a fee in an amount equal to a proportionate share of his regular salary last received as an active employee for that period, prorated over and paid on a bi-weekly basis during that period.  Cicero shall be responsible for paying all taxes due on such consulting payments, for which he shall receive a 1099 form from the Bank.  To the extent that any taxes may be due on such consulting payments, Cicero agrees to indemnify and hold 1st Mariner harmless from any tax, interest or penalties resulting from the consulting payments or from any failure of Cicero and/or the Bank to make any payment of tax, interest or penalties.

2.2.           As further consideration for Cicero’s execution of and continued compliance with this Agreement, but only after it becomes effective, Cicero shall receive, in addition to the foregoing independent contractor engagement, transition payments equal to four and one-half (4½) months of his regular salary last received as an active employee, which shall be paid in accordance with the following terms of this Paragraph.  For each of the two months January and February, 2010, Cicero shall receive payments equal to a pro-rated monthly portion of his regular salary last received as an active employee.  On or before March 15, 2010, Cicero shall receive an additional lump sum payment equal to two and one-half (2½) months of his regular salary last received as an active employee.  Lawful deductions shall be made from the foregoing transition payments, including for withholding and employment taxes, as was done when Cicero was an active employee.

2.3.           1st Mariner shall make the independent contractor consultant services payments and the transition payments to Cicero by personally delivering checks to him or by mailing these checks to him at his last address provided to 1st Mariner or at such other address subsequently provided by Cicero to 1st Mariner in writing.

2.4.           Cicero’s coverage under the Company’s health insurance benefit plans will terminate on May 31, 2009.  However, as further consideration for Cicero’s execution of and continued compliance with this Agreement after it becomes effective, 1st Mariner will continue to periodically pay its portion of health insurance premiums for 1st Mariner’s health insurance coverages last in effect for Cicero, his spouse and any other dependents, as if Cicero were an active employee, for the period through December 31, 2009, but only so long as: (1) Cicero, his spouse and/or his other dependents elect continuation of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and are otherwise eligible for such continuation pursuant to COBRA, (2) 1st Mariner continues to provide such benefits to its employees, (3) Cicero remains current in making co-payments for the COBRA coverage(s) elected by him and/or his dependents as is required of active employees, and (4) Cicero is entitled to receive or retain payments made pursuant to this Paragraph 2 and all its subparts.  The Bank will deduct from Cicero’s consultant engagement payments made pursuant to this Paragraph 2 the portion of health benefit insurance premiums for which Cicero was last responsible as an active employee for those coverages.  If not disqualified for health benefit continuation because of being covered by other group health insurance that would disqualify them by the end of December 31, 2009, or because of any other reason, Cicero, his spouse and/or any other dependents shall have the opportunity to continue to exercise their COBRA rights to continue coverage under 1st Mariner’s health insurance plan completely at their own expense for the balance of the COBRA period after December 31, 2009.

2.5.           Cicero and 1st Mariner expressly acknowledge that Cicero will not continue to accrue vacation leave, sick leave or any other leave benefits after May 22, 2009.

2.6.           Cicero acknowledges that in the absence of this Agreement, he would not be entitled to any payment made pursuant to this Paragraph 2, to him or on his behalf as a right incident to his employment and/or termination of employment, and that only because of his entering into this Agreement and his continued compliance with its provisions is he entitled to receive and retain this consideration.  Cicero acknowledges and understands that 1st Mariner makes no representations or warranties as to the tax consequences of any compensation or benefits provided under this Agreement (including, without limitation, under any section of the Internal Revenue Code).  Cicero is solely responsible for any and all income, excise or other taxes imposed on him with respect to any and all such compensation or other benefits.

3.           General Release.

3.1.           In consideration of the payments made under and promises set forth in this Agreement to or for the benefit of Cicero, Cicero, on behalf of himself and his heirs, executors, personal representatives, administrators, assigns, attorneys and representatives, hereby irrevocably and unconditionally releases, waives and forever discharges 1st Mariner Bancorp, 1st Mariner Bank, all of their past, present and future parent, subsidiary and affiliated entities, and all owners, shareholders, officers, directors, employees, representatives, agents and attorneys of any of the foregoing, and of all of their successors and assigns (hereafter collectively and/or individually the “Releasees”), from any and all claims, agreements, rights, causes of action, suits, demands, damages, or liabilities of any nature whatsoever (collectively, referred to as “claims”) arising, occurring or existing at law or in equity at any time prior to the effective date of this Agreement, whether or not known or claimed as of the effective date of this Agreement.  Cicero understands that this General Release is intended to and does waive and release:

(i)           Any and all claims arising from or relating to Cicero’s employment with and/or the termination of his employment with 1st Mariner and/or the Releasees, any and all claims for breach of its or their policies, rules, regulations, or handbooks or for breach of express or implied contracts or express or implied covenants of good faith, and any and all claims for wrongful discharge, defamation, invasion of privacy, fraud, negligent misrepresentation, violation of public policy, retaliation, mental distress or any other personal injury;

(ii)           Any and all claims for back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses of any kind whatsoever, including any and all claims for failure to pay in whole or part any compensation or benefits, including vacation pay and severance pay;

(iii)           Any and all claims arising under federal, state or local constitutions, laws, rules or regulations or court decision common law, including that which relates to prohibiting employment discrimination based upon age, race, color, sex, religion, handicap or disability, national origin or any other protected category or characteristic, including but not limited to any and all claims arising under the federal Age Discrimination in Employment Act (“ADEA”), as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act of 1990, 42 USC Sections 1981, 1983 and 1985, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the National Labor Relations Act, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Health Insurance Portability and Accountability Act of 1996, the Uniformed Services Employment and Reemployment Rights Act, the False Claims Act, Article 49B  of the Annotated Code of Maryland, the Baltimore City Code, and/or under any other federal, state or local human rights, civil rights, employment discrimination or employment-related statute, or regulation; and

(iv)           Any and all other claims of any kind whatsoever that Cicero has or may have against 1st Mariner and/or any or all of the other Releasees as of the effective date of this Agreement -- whether he knows about them or not.

3.2.           Cicero expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and he explicitly took that into account in determining the amount of consideration to be paid for the giving of his General Release in this Paragraph 3 and entering into this Agreement, and a portion of said consideration, having been bargained for between the Parties with the knowledge of the possibility of such unknown claims, was given in exchange for a full accord, satisfaction and discharge of all such claims.

3.3.           The General Release in this Paragraph 3 does not (i) apply to any rights or claims under the ADEA that may arise after the date this Agreement is executed, (ii) apply to any rights or claims arising under any retirement or pension plan in which Cicero participated during his 1st Mariner employment, or (iii) preclude Cicero from filing a lawsuit for the purpose of enforcing his contractual rights under this Agreement or his rights under law not waived by this Agreement.

4.           Waiver of Age Discrimination Claims.

4.1.           The General Release set forth above at Paragraph 3 includes claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”).  This means that Cicero waives any right to bring a lawsuit alleging age discrimination or to participate in the settlement or remedy of any action brought under the ADEA by any other individual or by the Equal Employment Opportunity Commission, the agency that enforces the ADEA, with regard to any act or omission that occurred prior to the effective date of this Agreement, for any monetary or personal relief.

4.2.           Cicero is advised to consult with an attorney of his own choosing to review this Agreement and its Release, as it pertains to waiving any claims of age discrimination, before signing the Agreement.  Cicero is provided twenty-one (21) days from the date he receives this Agreement within which to execute the Agreement.

4.3.           Cicero may revoke this Agreement at any time during a period of seven (7) calendar days after his execution of this Agreement (the “revocation period”).  Notice of revocation shall be given to 1st Mariner in writing, delivered to Lorraine Ash, Bank Vice President of Human Resources, on behalf of 1st Mariner, within said seven (7) day revocation period.  This Agreement shall become effective automatically upon the expiration of the revocation period if Cicero has not revoked this Agreement in this fashion.  The “effective date” of this Agreement shall be the date on which the revocation period expires, provided that there has been no revocation in the form described above during said period.  If Cicero does revoke this Agreement, all of 1st Mariner’s obligations under Paragraph 2 above shall become null and void.  Cicero acknowledges that the waiver of his claims under Paragraph 3 above is completely voluntary and not the result of any duress or coercion.

5.           Non-Admissions, Confidentiality and Non-Disparagement.

5.1.           The Parties hereto acknowledge that this Agreement does not constitute an admission by 1st Mariner and/or any of the Releasees of any unlawful or tortious action or any violation of any contract or any federal, state or local law, by court decision, statute, regulation or constitution; nor does any statement made or action taken by or on behalf of 1st Mariner in connection with this Agreement constitute such an admission.

5.2.           Cicero covenants and agrees that the fact and/or terms of this Agreement, as well as any discussions between the Parties concerning this Agreement or its terms, are to be held confidential by him, his agents and any person to whom he is permitted to make a disclosure pursuant to subsection (iv) below, and that neither he nor any other such person will disclose any such information to any person or entity that is not a Party to this Agreement, except (i) as necessary, with regard to a proceeding for enforcement of this Agreement, (ii) pursuant to a properly issued summons, subpoena or court order, (iii) as required by state or federal law, and (iv) Cicero may disclose and discuss such information with his immediate family, accountants, attorneys and income tax return preparers.  Before Cicero makes any disclosure permitted by subsection (iv) above, he shall inform the person to whom disclosure is to be made of this confidentiality provision, obtain the person’s agreement to be bound by the confidentiality obligations under the terms of this Agreement as a condition of receiving such disclosure, and instruct such person that any breach of confidentiality by such person will constitute a material violation of this Agreement attributable to Cicero.

5.3.           Cicero agrees that he will not make, nor cause to be made, any public statements, disclosure or publications (other than to the extent necessary in an employment application process) which relate in any way, directly or indirectly, to his cessation of employment with 1st Mariner without express prior approval of the Chairman of the Board of 1st Mariner.  Cicero further agrees that he will not make, nor cause to be made, any public statement, disclosures or publications which portray unfavorably, reflects adversely on or are derogatory or inimical to the best interests of 1st Mariner, its subsidiaries, parent or affiliated entities, owners, directors, officers, employees or agents, past, present and future.

6.           Proprietary Information and Property Return.

6.1.           Cicero acknowledges and agrees that all information, whether or not in writing, of a trade secret, confidential or proprietary nature, concerning the business, business relationships, technical affairs, financial affairs, or strategies/plans of the Bank or its customers or business associates (collectively “Proprietary Information”) is and shall be exclusive property of the Bank and/or its customers or business associates.  Cicero further understands and acknowledges that despite the termination of his employment relationship with the Bank, he has a continuing legal obligation not to disclose, and not to use, directly or indirectly, any such Proprietary Information owned by the Bank, its customers or business associates, except in connection with and as required and permitted for his performing consulting services for 1st Mariner under this Agreement.

6.2.           Cicero agrees that he shall promptly return to 1st Mariner, in a complete, organized and useable fashion and without any destruction or deletions, all of 1st Mariner’s property, files and materials, and all Proprietary Information of 1st Mariner, its customers and business associates in his possession or subject to his control.   Cicero expressly agrees that after May 22, 2009, he will no longer, either directly or indirectly, access or attempt to access the 1st Mariner computer network, server or any 1st Mariner database from any location, except in connection with and as required and permitted for his performing consulting services for 1st Mariner under this Agreement.  Cicero further agrees that during the period from May 23, 2009 through March 15, 2010, he will provide his full cooperation to the Bank, and hold himself reasonable available to respond to requests for information from Bank officers and employees.

7.           Non-Competition and Non-Solicitation.

7.1.           Cicero covenants that he shall not, at any time before May 22, 2010, in any Prohibited Territory, whether as a proprietor, stockholder, partner, officer, director, employee, consultant or in any other manner or capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), engage in any business or assist any business that is in competition with 1st Mariner for its existing or potential customer or client base in any line of business in which 1st Mariner is engaged or has substantive plans to engage as of May 22, 2009.  For the purposes of this Agreement, the term “Prohibited Territory” shall mean any location within a fifty (50) mile radius of 1st Mariner’s main offices at 1501 S. Clinton Street, Baltimore, MD 21224, or within a ten (10) mile radius of any branch or other office of 1st Mariner.

7.2.           Cicero covenants that he shall not, at any time before May 22, 2011, on his own behalf or on behalf of any other business or entity, or otherwise for any or no reason, solicit, entice or encourage any customers, clients, contractors or vendors of 1st Mariner to cease doing business with 1st Mariner, to decrease the amount of their business with 1st Mariner, or to otherwise alter their business relationship with 1st Mariner in any way that is detrimental to 1st Mariner.

7.3.           Cicero covenants that he shall not, at any time before May 22, 2011, on his own behalf or on behalf of any other business or entity, or otherwise for any or no reason, solicit, entice or encourage any employee of 1st Mariner to leave 1st Mariner’s employ, nor shall he employ any such employees of 1st Mariner or encourage them to take any other employment.

8.           Miscellaneous Provisions.

8.1.           This Agreement embodies the entire agreement between 1st Mariner and Cicero and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof, except as specifically provided to the contrary herein.

8.2.           Each Party waives its/his right to a trial by jury in any proceeding brought with respect to this Agreement or any right or obligation hereunder or any matter covered by this Agreement.  The Parties understand that by giving up their right to a jury trial by this Paragraph, they are not giving up their right to make a legal claim against the other Party with respect to matters concerning this Agreement; they are only giving up their right to have a jury decide that claim.

8.3.           The provisions of this Agreement shall inure to the benefit of the Parties, their successors and assigns, and shall be binding upon the Parties and their heirs, executors, administrators, successors and assigns.

8.4.           Should any provision of this Agreement be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted only to the extent and in an amount necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been incorporated herein, as the case may be.

The Parties have executed this Agreement on the date set forth next to each Party’s signature.

/s/ Joseph A. Cicero	5/20/09
Joseph A. Cicero	Date

1st Mariner Bancorp		1st Mariner Bank

By: /s/ Mark A. Keidel	5/20/09	By: /s/ Loraine Ash	5/20/09
(Signature)	Date	(Signature)	Date

Mark A. Keidel	SVP/CFO	Loraine Ash, VP – Human Resources
(Printed Name and Title)		(Printed Name and Title)